Exhibit 10.19
THE TJX COMPANIES, INC.
EXECUTIVE SAVINGS PLAN
Effective as of January 1, 2008

PART B: GRANDFATHERED PLAN
 -iii-

THE TJX COMPANIES, INC.
EXECUTIVE SAVINGS PLAN
PURPOSE; BACKGROUND
     The TJX Companies, Inc. Executive Savings Plan (the “Plan”) is intended to provide a means whereby eligible employees and directors may defer compensation that would otherwise be received on a current basis and the Employer may credit certain additional amounts on a deferred basis for the benefit of participating Employees. The Plan, as it applies to Employees, is intended to be an unfunded “top-hat” plan under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan consists of two parts: The TJX Companies, Inc. 409A Executive Savings Plan (the “409A Plan”) and The TJX Companies, Inc. Executive Savings Plan as restated effective October 1, 1998 and as in effect on October 3, 2004 (the “Grandfathered Plan”). The effective date of this restated Plan is January 1, 2008.
     The 409A Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and guidance issued thereunder and shall be interpreted and administered in a manner consistent with such requirements. For the avoidance of doubt, the terms of the 409A Plan shall apply to benefits accrued on or after January 1, 2005 and benefits accrued but not vested as of December 31, 2004 under the Grandfathered Plan. The terms of the 409A Plan are set forth as Part A below.
     All benefits accrued and vested as of December 31, 2004 and not materially modified after October 3, 2004, plus notional earnings thereon (the “Grandfathered Benefit Amount”) shall be grandfathered for purposes of Code Section 409A and shall be governed by The TJX Companies, Inc. Executive Savings Plan as it was in effect on October 3, 2004. The Grandfathered Plan is frozen as of December 31, 2004. No additional benefit shall accrue after December 31, 2004 under the Grandfathered Plan (except, for the avoidance of doubt, the continued deferral of any previously deferred Grandfathered Benefit Amounts) and no individual not a Participant as of December 31, 2004 shall thereafter become a Participant in the Grandfathered Plan. The Grandfathered Plan has not been materially modified after October 3, 2004, and a copy of the Grandfathered Plan as it was in effect immediately prior to the Effective Date is attached as Part B. Part B memorializes the methodology for calculating, in accordance with applicable provisions of the Grandfathered Plan, the Grandfathered Benefit Amount credited to each Participant under the Grandfathered Plan.

PART A
THE TJX COMPANIES, INC. 409A EXECUTIVE SAVINGS PLAN
Article 1. Definitions
     1.1. “Account” means any or all, as the context requires, of a Participant’s or Beneficiary’s Basic Deferral Account, Bonus Deferral Account and/or Employer Credit Account.
     1.2. “Administrator” means the Executive Compensation Committee of the Board of Directors of the Company. The Executive Compensation Committee may delegate to one or more Employees, including a committee, such powers and responsibilities hereunder as it deems appropriate, in which case the term “Administrator” shall include the person or persons to whom such delegation has been made, in each case during the continuation of and to the extent of such delegation.
     1.3. “Basic Deferral Account” means the unfunded book-entry account maintained by the Administrator to reflect that portion of a Participant’s balance under the Plan which is attributable to his or her Elective Deferrals attributable to deferred Eligible Basic Compensation.
     1.4. “Bonus Deferral Account” means the unfunded book-entry account maintained by the Administrator to reflect that portion of a Participant’s balance under the Plan which is attributable to his or her Elective Deferrals attributable to deferred Eligible Bonuses.
     1.5. “Beneficiary” means a Participant’s beneficiary determined in accordance with the provisions of Article 7.
     1.6. “Change of Control” means a Change of Control as defined in Exhibit A hereto.
     1.7. “Company” means The TJX Companies, Inc.
     1.8. “Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.
     1.9. “Director” means a member of the Board of Directors of the Company.
     1.10. “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, all within the meaning of Section 409A.
     1.11. “Effective Date” means January 1, 2008.
     1.12. “Elective Deferral” is defined in Section 3.1.

     1.13. “Eligible Basic Compensation” means, with respect to any Plan Year: (i) the base salary payable by the Employer to an Employee Participant during the Plan Year in respect of services performed during the Plan Year, determined before reduction for deferrals under any qualified or nonqualified plan (including, without limitation, the Plan); (ii) in the case of Directors, annual retainers and/or meeting fees payable in the Plan Year in respect of services performed during the Plan Year; and (iii) to the extent provided by the Administrator, other cash compensation payable in the Plan Year in respect of services performed during the Plan Year.
     1.14. “Eligible Bonus” means a cash bonus payable on or after January 1, 2009 pursuant to one or more of the Company’s annual and long-term incentive bonus plans, subject to such exceptions as the Administrator may determine prior to the deadline for any Elective Deferral that might be affected by such determination.
     1.15. “Eligible Deferrals” means (a) in the case of any Participant who is an Employee, who is a Vice President or higher, Elective Deferrals attributable to Eligible Basic Compensation with respect to a Plan Year not in excess of ten percent (10%) of the Participant’s Eligible Basic Compensation, and (b) in the case of any Participant who is an Employee with a title of Assistant Vice President or Buyer III, and any Participant who is an Employee with a title below Assistant Vice President or Buyer III who previously held the title of Assistant Vice President or Buyer III and has been selected by the Administrator (in its sole discretion) for eligibility for Employer Credits under the Plan, Elective Deferrals with respect to a Plan Year not in excess of five percent (5%) of the Participant’s Eligible Basic Compensation. Notwithstanding the preceding, in the case of any Participant who is a Director, any Participant who is an Employee and who is eligible for Category A Key Employee Benefits or Category B Key Employee Benefits under the Company’s Supplemental Executive Retirement Plan, as from time to time in effect, and any Participant who is an Employee with a title below Assistant Vice President or Buyer III who is eligible to participate in the Plan but not described in subclause (b) above, none of the Elective Deferrals deferred under the Plan shall constitute Eligible Deferrals. For the avoidance of doubt, no Elective Deferral shall constitute an Eligible Deferral to the extent it relates to remuneration other than Eligible Basic Compensation.
     1.16. “Eligible Individual” means, for any Plan Year (or applicable portion thereof) commencing on or after the Effective Date, an Employee or a Director who is determined by the

Administrator to be eligible to participate in the Plan consistent with the intended purpose of the Plan as set forth in the “RECITALS” above.
     1.17. “Employee” means an employee of an Employer.
     1.18. “Employer” means The TJX Companies, Inc. and its subsidiaries.
     1.19. “Employer Credit Account” means the unfunded book-entry account maintained by the Administrator to reflect that portion, if any, of a Participant’s balance under the Plan which is attributable to Employer Credits allocable to the Participant.
     1.20. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.21. “MIP (Corporate)” means the Management Incentive Plan award program for a fiscal year of the Company as applied to Employees (other than those subject to Section 162(m) of the Code) whose performance is measured by corporate-level performance of the Company and its subsidiaries.
     1.22. “Participant” means any Eligible Individual who participates in the Plan.
     1.23. “Performance Goal” means the performance goal applicable under the Company’s Management Incentive Plan for corporate division associates with respect to a fiscal year of the Company in which a Plan Year ends, or such other performance goal as determined by the Administrator from time to time.
     1.24. “Period of Participation” means, with respect to any Participant, the period commencing with the commencement of participation in the Plan and ending on the earlier of (A) the date on which the Participant ceases to be employed by the Employer or to serve as a Director, as the case may be, or (B) the date on which the Participant’s Accounts have been completely distributed, withdrawn or forfeited. For the avoidance of doubt, “Period of Participation” will commence on the date that amounts are first credited to the Account of a Participant, and can include periods before or after the Effective Date.
     1.25. “Plan” means The TJX Companies, Inc. Executive Savings Plan as set forth herein and as the same may be amended from time to time.
     1.26. “Plan Year” means the calendar year.
     1.27. “Separation from Service” and correlative terms mean a “separation from service” from the Employer, determined in accordance with Treas. Regs. § 1.409A-1(h). The Administrator may, but need not, elect in writing, subject to the applicable limitations under

Section 409A of the Code, any of the special elective rules prescribed in Treas. Regs. § 1.409A-1(h) for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Plan.
     1.28. “Specified Employee” means an individual determined by the Administrator or its delegate to be a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code. The Administrator may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Treas. Regs. § 1.409A-1(i) for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Plan.
     1.29. “Unforeseeable Emergency” shall mean an unforeseeable emergency as defined in Section 409A(a)(2)(B)(ii) of the Code, including a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant ‘s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant ‘s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Article 2. Eligibility and Participation
     2.1. Eligibility to Participate. Each Employee or Director who is an Eligible Individual may participate in the Plan.
     2.2. Termination of Eligibility. An individual shall cease to be eligible to participate in the Plan when he or she is no longer an Eligible Individual (whether by reason of a Separation from Service or by reason of a change in job classification or otherwise) but shall again become eligible to participate if he or she again becomes an Eligible Individual. No termination of eligibility shall affect Elective Deferrals for which the applicable election deadline has passed.

Article 3. Credits
     3.1. Timing and Form of Compensation Deferrals.
     (a) In General. A Participant may elect to defer Eligible Basic Compensation and Eligible Bonuses (any such deferral accomplished in accordance with this Section 3.1, an “Elective Deferral”) by making a timely election in accordance with this Section 3.1. Each such election shall become irrevocable not later than the applicable election deadline. The applicable election deadline for a deferral election is such deadline as the Administrator shall establish, which deadline shall in no event be later than (except as provided at Section 3.1(b) below) the following:
     (i) with respect to Eligible Basic Compensation or Eligible Bonuses other than those described in subsection (ii) below, the last day of the calendar year preceding the calendar year in which the services relating to the deferred Eligible Basic Compensation or deferred Eligible Bonuses, as the case may be, are to be performed; and
     (ii) with respect to an Eligible Bonus, if in the Administrator’s judgment the Eligible Bonus will qualify under Section 409A as “performance-based compensation” that has not yet become readily ascertainable, the date that is six (6) months before the end of the performance period, but only if the Participant has been in continuous employment with the Employer since the later of the beginning of the performance period or the date the performance criteria are established.
In order to participate in the Plan for any Plan Year, an Eligible Individual must make an affirmative election pursuant to this Section 3.1(a) (or Section 3.1(b), if applicable) in respect of such Plan Year by the applicable election deadline for such Plan Year.
     (b) Special Election for Certain Newly Eligible Individuals. Notwithstanding Section 3.1(a) above, an individual who first becomes an Eligible Individual after the beginning of a calendar year by reason of (i) the commencement of employment by the Company, (ii) the promotion to a position that results in the individual becoming an Eligible Individual or (iii) an election or appointment to the Board of Directors, may, if permitted by the Administrator, become a Participant for the remainder of such calendar year by executing an irrevocable deferral election (on a form prescribed by the Administrator) with respect to his or her Eligible Basic Compensation and Eligible Bonuses in respect of services to be performed during the remainder of the calendar year following such election, provided that such election is submitted to the Administrator within thirty (30) days of the date that he or she becomes an Eligible Individual. The amount that a Participant may defer under this Section 3.1(b) with respect to Eligible Bonuses based on a specified performance period may not exceed an amount equal to the total amount of the Eligible Bonuses for the applicable performance period multiplied by the ratio of the number of days remaining in the performance period after the effective date of the election over the total number of days in the performance period applicable to the Eligible Bonuses. An individual who already participates or is eligible to participate in (including, except to the extent otherwise provided in Section 1.409A-2(a)(7) of the Treasury Regulations, an individual who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with the Plan for purposes of Section 1.409A-1(c)(2) of the Treasury Regulations shall not be treated as eligible for the mid-year election rules of this Section 3.1(b) with respect to the Plan, even if he or she had never previously been eligible to participate in the Plan itself.
     3.2. Limit on Elective Deferrals. With respect to an Employee, no more than twenty percent (20%) of a Participant’s Eligible Basic Compensation for any pay period may be deferred pursuant to an election under Section 3.1. A Director who participates in the Plan may elect to defer up to one hundred percent (100%) of his or her Eligible Basic Compensation. Subject to the foregoing, a Participant’s deferral election in respect of Eligible Basic Compensation may specify different deferral percentages for different pay periods. Up to one hundred percent (100%) of a Participant’s Eligible Bonuses may be deferred pursuant to an election under Section 3.1. The Administrator shall establish and maintain a Basic Deferral Account and Bonus Deferral Account in the name of each Participant to which shall be credited amounts equal to the Participant’s Elective Deferrals attributable to deferred Eligible Basic Compensation and deferred Eligible Bonuses, respectively, and which shall be further adjusted as provided in Article 4 to reflect any withdrawals or distributions and any deemed earnings, losses or other charges allocable to such Account. Elective Deferrals shall be credited to a Participant’s Compensation

Deferral Account or Bonus Deferral Account as soon as practicable following the date the related Eligible Basic Compensation or Eligible Bonuses, as the case may be, would have been payable absent deferral. A Participant shall at all times be 100% vested in his or her Basic Deferral Account and Bonus Deferral Account, subject to adjustment pursuant to Article 4.
     3.3. Employer Credits. The Administrator shall establish and maintain a separate Employer Credit Account in the name of each Participant to which shall be credited amounts equal to the Employer Credits, if any, allocable to the Participant and which shall be further adjusted as provided in Article 4 to reflect any withdrawals, distributions or forfeitures and any deemed earnings, losses or other charges allocable to the Employer Credit Account. The Employer Credits allocable to a Participant shall be determined as follows:
     (a) Non-Performance-Based Employer Credits. For each Plan Year, for each Participant who is an Assistant Vice President, Buyer III or Vice President, or who is a Senior Vice President or above under age fifty (50), the Administrator shall credit to the Participant’s Employer Credit Account an amount equal to ten percent (10%) of the Participant’s Eligible Deferrals for the Plan Year. Subject to the following sentence, for each Plan Year, for each Participant who is: (i) a Senior Vice President or above, and (ii) age fifty (50) or older, the Administrator shall credit to the Participant’s Employer Credit Account an amount equal to the following percentage of the Participant’s Eligible Deferrals for the Plan Year, based on the Participant’s title as of the effective time of such credit:

Title	Percentage of Eligible Deferrals
Senior Executive Vice President, Division President and above	25%
Executive Vice President	20%
Senior Vice President	15%
     The maximum number of Plan Years in respect of which any Participant shall be entitled to the enhanced matching credits set forth in the immediately preceding sentence shall be fifteen (15). For each Plan Year after the fifteenth Plan Year for which any Participant has received such matching credits, the Administrator shall credit to the Participant’s Employer Credit Account an amount equal to ten percent (10%) of the Participant’s Eligible Deferrals for the Plan Year. The non-performance-based matching credits described in this subsection (a) shall be credited to the Participant’s Employer Credit Account as of the same dates as the Eligible Deferrals to which such matching credits relate and based on the age and title (to the extent applicable) of the Participant as of such date.
     (b) Performance-Based Employer Credits at 90% or Greater of Performance Goals.
     (i) In General. For each Plan Year ending within a fiscal year of the Company for which corporate performance produces a payout at or above target under MIP (Corporate) awards as determined by the Administrator, the Administrator shall credit to the Employer Credit Account of each eligible Participant with a title of Assistant Vice President or Buyer III or above an amount (in addition to the credit described at Section 3.3(a) above) equal to the following percentage of the Participant’s Eligible Deferrals for the Plan Year, in each case based on the age and title (to the extent applicable) of the Participant as of the date the Eligible Deferrals to which such matching credits relate were credited pursuant to Section 3.2 above:

		Percentage of Eligible Deferrals
		(based on MIP (Corporate) Performance
		as a Percentage of Target)
Title	Age	90% MIP	100% MIP	125% MIP
Senior Executive Vice President, Division President and above	50 or older	25%	50%	75%
	Under 50	7.5%	15%	30%

Executive Vice President	50 or older	15%	30%	50%
	Under 50	7.5%	15%	30%

Senior Vice President	50 or older	12.5%	25%	40%
	Under 50	7.5%	15%	30%

Vice President	50 or older	10%	20%	35%
	Under 50	7.5%	15%	30%

Assistant Vice President or Buyer III	50 or older	7.5%	15%	20%
	Under 50	7.5%	15%	15%

The maximum number of Plan Years in respect of which any Participant with a title of Assistant Vice President or Buyer III or above shall be entitled to an enhanced matching credit pursuant to the immediately preceding sentence as a result of having attained age 50 shall be fifteen (15). For each Plan Year after the fifteenth Plan Year for which any Participant has received such enhanced matching credits, the Administrator shall credit to the Participant’s Employer Credit Account an amount equal to the percentage of the Participant’s Eligible Deferrals for the Plan Year indicated in the table above for a Participant with the same title as such individual and an age under 50.
     (ii) Pro-ration. If corporate performance produces a MIP (Corporate) payout between ninety percent (90%) and one hundred percent (100%) of target, the Employer Credit described in this Section 3.2(b) shall be an amount equal to: (A) the percentage of the Participant’s Eligible Deferrals specified in the table under subsection (i) above for achievement of ninety percent (90%) of MIP (Corporate) target; plus (B) an additional amount equal to the Participant’s Eligible Deferrals, multiplied by the product of (1) a number equal to the difference between the percentage specified in such table above for achievement of one hundred percent (100%) of MIP (Corporate) target over the percentage specified for achievement of ninety percent (90%) of target, (2) the percentage-point excess of MIP (Corporate) performance over ninety percent (90%) of target, and (3) ten (10). For example, if corporate performance is such to produce MIP (Corporate) payouts equal to ninety-five percent (95%) of target, the performance-based Employer credit described in this Section 3.3(b) for a Participant under age fifty (50) shall be equal to the Participant’s Eligible Deferrals multiplied by 11.25% (7.5%, plus 7.5 (15 less 7.5), multiplied by 5% (95% less 90%), multiplied by 10).
     If corporate performance produces a MIP (Corporate) payout between one hundred percent (100%) and one hundred twenty-five percent (125%) of target, the Employer Credit described in this Section 3.2(b) shall be an amount equal to: (A) the percentage of the Participant’s Eligible Deferrals specified in the table under subsection (i) above for achievement of one hundred percent (100%) of

MIP (Corporate) target; plus (B) an additional amount equal to the Participant’s Eligible Deferrals, multiplied by the product of (1) a number equal to the difference between the percentage specified in such table above for achievement of one hundred twenty-five percent (125%) of MIP (Corporate) target over the percentage specified for achievement of one hundred percent (100%) of target, (2) the percentage-point excess of MIP (Corporate) performance over one hundred percent (100%) of target, and (3) four (4). For example, if corporate performance is such to produce MIP (Corporate) payouts equal to one hundred twenty percent (120%) of target, the performance-based Employer credit described in this Section 3.3(b) for a Participant under age fifty (50) with a title of vice president or above shall be equal to the Participant’s Eligible Deferrals multiplied by 27% (15%, plus 15 (30 less 15) multiplied by 20% (120% less 100%), multiplied by 4).
     (iii) Timing of Performance-Based Employer Credits. The performance-based Employer Credit described in this Section 3.3(b) shall be credited as soon as practicable following the close of the fiscal year and only to the Employer Credit Accounts of those Participants who were employed by the Employer on the last day of such fiscal year.
     3.4. Vesting of Employer Credit Accounts. A Participant shall become vested in the balance of his or her Employer Credit Account, subject to adjustment pursuant to Article 4, in accordance with the following vesting schedule:

Completed Period of Participation	Vested Percentage
Fewer than five years	0%
Five years or more, but fewer than ten years	50%
Ten or more years	100%
     Notwithstanding the foregoing, if a Participant who is 50% but not 100% vested in his or her Employer Credit Account takes an in-service withdrawal under Section 5.2, the Participant’s vested interest in his or her Employer Credit Account as of any subsequent date prior to full vesting (the “determination date”) shall be
1/2(AB+W) - W

     where “AB” is the balance of the Employer Credit Account as of the determination date and “W” is that portion of the withdrawal (or withdrawals, if more than one) under Section 5.2 that was attributable to the Employer Credit Account.
     In addition, a Participant will become immediately vested in his or her Employer Credit Account, subject to adjustment pursuant to Article 4, upon attainment by the Participant of age fifty-five (55), upon Separation from Service by reason of Disability or death, or upon the earlier occurrence of a Change of Control. For purposes of this Section 3.4 and for all other purposes under the Plan, a Participant shall be deemed to have Separated from Service by reason of Disability upon the earlier of the Participant’s termination of employment or the expiration of the twenty-nine (29)-month period commencing upon such Participant’s absence from work.

Article 4. Adjustments to Accounts Deemed Investments
     4.1. Deemed Investment Experience. Each Account shall be adjusted on such periodic basis and subject to such rules as the Administrator may prescribe to reflect the investment performance of the notional investments in which the Account is deemed invested pursuant to Section 4.3, including without limitation any interest, dividends or other distributions deemed to have been received with respect to such notional investments.
     4.2. Distributions and Withdrawals. As of the date of any distribution or withdrawal hereunder, the Administrator shall reduce the affected Participant’s Accounts to reflect such distribution or withdrawal. Any such adjustment shall reduce ratably each affected Account’s share of each of the notional investments in which the Account is deemed to be invested, except as the Administrator may otherwise determine.
     4.3. Notional Investment of Accounts. The Administrator shall from time to time specify one or more mutual funds or other investment alternatives that shall be available as measures of notional investment return for Accounts under the Plan (each such specified alternative, a “measuring investment option”). Subject to such rules and limitations as the Administrator may from time to time prescribe, each Participant shall have the right to have the balance of his or her Accounts treated for all purposes of the Plan as having been notionally invested in one or more measuring investment options and to change the notional investment of his or her Accounts from time to time. The Administrator shall have complete discretion at any time and from time to time to eliminate or add a measuring investment option. The Administrator may designate one or more measuring investment options as the default in which a Participant’s Accounts shall be deemed to be invested to the extent the Participant does not affirmatively, timely and properly provide other notional investment directions.
     Nothing in this Section 4.3 shall be construed as giving any Participant the right to cause the Administrator, the Employer or any other person to acquire or dispose of any investment, to set aside (in trust or otherwise) money or property to meet the Employer’s obligations under the Plan, or in any other way to fund the Employer’s obligations under the Plan. The sole function of the notional investment provisions of this Section 4.3 is to provide a computational mechanism for measuring the Employer’s unfunded contractual deferred compensation obligation to Participants. Consistent with the foregoing, the Employer may (although it shall not be obligated to do any of the following): (i) establish and fund a so-called “rabbi” trust or similar trust or account to hold and invest amounts to help the Employer meet its obligations under the Plan; and (ii) if it establishes and funds such a trust or account, cause the trustee or other person holding the assets in such trust or account to invest them in a manner that is consistent with the notional investment directions of Participants under the Plan.
     Each reference in this Section 4.3 to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.
     4.4. Expenses. All expenses associated with the Plan shall be paid by the Employer; but if a trust or account is established as described at Section 4.3 above, the Employer may provide that expenses associated with that trust or account shall be paid out of the assets held therein.

Article 5. Entitlement to and Timing of Distributions
     5.1. Timing of Distributions as a result of Separation from Service, Death.
     (a) Basic Deferral Account and Bonus Deferral Account. A Participant’s Basic Deferral Account and Bonus Deferral Account will be distributed, in the form and amount specified in Article 6, upon the earlier to occur of (i) the date specified by the Participant pursuant to a distribution election made under this Section 5.1, or (ii) the Participant’s Separation from Service for any reason. When the Participant makes a deferral election in respect of Eligible Basic Compensation for a Plan Year beginning on or after January 1, 2008 or Eligible Bonuses payable on or after January 1, 2009 under Sections 3.1 and 3.2, he or she shall also elect the time at which payment of the amounts credited to the Basic Deferral Account and Bonus Deferral Account, respectively, established in respect of such Plan Year shall commence. The earliest time a Participant may elect to have payment commence in respect of any such amounts credited to the Participant’s Basic Deferral Account or Bonus Deferral Account shall be January 1st of the second calendar year commencing after the date such amounts were credited to such Accounts. A Participant may subsequently elect to change his or her prior election of the date of commencement of payments from his or her Basic Deferral Account or Bonus Deferral Account, as the case may be, but only if such change (i) shall not take effect for at least twelve (12) months after the date on which the subsequent election is made; (ii) is made at least twelve (12) months prior to the date on which the first payment was scheduled to be made (“prior election payment date”); and (iii) results in a new payment date that is delayed by at least five (5) years, as measured from the prior election payment date. Any such change of the time of commencement of payment shall be made in the manner specified by the Administrator. In the absence of a timely and proper election as to the time of distribution pursuant to this Section 5.1(a) on a form acceptable to the Administrator, the Participant shall be deemed to have elected distribution under this Section 5.1(a) upon Separation from Service. Distribution of the Participant’s Basic Deferral Account and Bonus Deferral Account shall be made (or commence, if installments have been properly elected under Section 6.2(b)(ii) below) upon the date specified, or deemed to have been specified, in this Section 5.1(a), subject to the last sentence of this Section 5.1 in the case of a Specified Employee. With respect to amounts credited to a Participant’s Basic Deferral Account for Plan Years commencing on or after January 1, 2005 and before January 1, 2008, the Administrator may, in its sole discretion, provide an opportunity to elect distribution upon a date specified by the Participant, to the extent that such date occurs prior to the Participant’s Separation from Service, pursuant to an election permitted under applicable transition relief rules promulgated by the Internal Revenue Service under Section 409A of the Code. Any such election shall be made, if at all, by the deadline and on the form prescribed by the Administrator.
     (b) Employer Credit Account. A Participant’s vested Employer Credit Account will be valued and paid in accordance with the provisions of Article 6 upon the earliest to occur of (i) the Participant’s death, (ii) the Participant’s Separation from Service by reason of Disability (as determined under Section 3.4), or (iii) the later of (A) the Participant’s Separation from Service for any reason, and (B) the Participant’s attainment of age 55; provided, that if the Participant’s Separation from Service is for cause (as determined by the Administrator), no portion of the Participant’s Employer Credit Account shall be paid and the entirety of the Employer Credit Account shall instead be immediately forfeited. Distribution of the Participant’s vested Employer Credit Account shall be made (or commence, if installments have been properly elected under Section 6.2(b)(ii) below) upon the date specified in Section 5.1(b), subject to the last sentence of this Section 5.1 in the case of a Specified Employee.
     Notwithstanding any provision of this Section 5.1 or any other provision of the Plan to the contrary, in the case of a Participant who is an individual determined by the Administrator or its delegate to be a Specified Employee, payment of such Participant’s benefit as a result of a Separation from Service (other than by reason of death) shall not commence until the date which is six (6) months and one (1) day after the date of such Separation from Service or, if earlier than the end of such period, the date of death of such Participant.
     Notwithstanding any provision of this Section 5.1 or any other provision of the Plan to the contrary, the Company may delay distributions to any Participant under the Plan to the extent permitted under Treas. Regs. §1.409A-2(b)(7)(i) to the extent that the Company reasonably anticipates that if the distribution were made at the time specified in Section 5.1(a) above, the

Company’s deduction with respect to such distribution would not be permitted due to the application of Section 162(m) of the Code, provided that the distribution is made either during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code or during the period beginning with the date of the Participant’s Separation from Service (or such later date as required under Treas. Regs. §1.409A-2(b)(7)(i)) and ending on the later of the last day of the taxable year of the Company in which such date occurs or the 15th day of the third month following such date. For the avoidance of doubt, the Participant shall have no election with respect to the timing of the payment under this paragraph.
     5.2. Unforeseeable Emergency. In the event of an Unforeseeable Emergency, the Participant may apply to the Administrator for the distribution of all or any part of his or her vested Account. The Administrator shall consider the circumstances of each case and shall have the right, in its sole discretion, subject to compliance with Section 409A of the Code, to allow or disallow the application in whole or in part. The Administrator shall have the right to require such Participant to submit such documentation as it deems appropriate for the purpose of determining the existence of an Unforeseeable Emergency, the amount reasonably necessary to satisfy the emergency need, and other related matters. Distributions under this Section 5.2 in connection with the occurrence of an Unforeseeable Emergency shall be made as soon as practicable after the Administrator’s determination under this Section 5.2, which shall be made in accordance with the rules of Section 1.409A-3(i)(3) of the Treasury Regulations.

Article 6. Amount and Form of Distributions
     6.1. Amount of Distributions.
     (a) Basic Deferral Account. The amount distributable to the Participant under Section 5.1(a) in respect of his or her Basic Deferral Account shall be the balance of the Participant’s Basic Deferral Account determined as of the date of distribution, unless a timely installment election has been submitted pursuant to Section 6.2 below in which case the amount of each installment shall be calculated in accordance with Section 6.2 below.
     (b) Bonus Deferral Account. The amount distributable to the Participant under Section 5.1(a) in respect of his or her Bonus Deferral Account shall be the balance of the Participant’s Bonus Deferral Account determined as of the date of distribution, unless a timely installment election has been submitted pursuant to Section 6.2 below in which case the amount of each installment shall be calculated in accordance with Section 6.2 below.
     (c) Employer Credit Account. The amount distributable to the Participant under Section 5.1(b) in respect of his or her Employer Credit Account shall be the balance of the Participant’s Employer Credit Account determined as of the date of distribution, unless a timely installment election has been submitted pursuant to Section 6.2 below in which case the amount of each installment shall be calculated in accordance with Section 6.2 below.
     (d) Distributions upon Unforeseeable Emergency. The amount of a distribution to the Participant under Section 5.2 shall be determined by the Administrator, provided that in no event shall the aggregate amount of any distribution under Section 5.2 exceed the lesser of the vested portion of the Participant’s Account or the amount determined by the Administrator to be necessary to alleviate the Participant’s Unforeseeable Emergency (including any taxes or penalties reasonably anticipated to result from the distribution) and which is not reasonably available from other resources of the Participant. A withdrawal under Section 5.2 shall be allocated between the Participant’s Basic Deferral Account, Bonus Deferral Account and the vested portion of the Participant’s Employer Credit Account pro rata based on the balance credited to the vested portion of each such Account immediately prior to the hardship distribution.
6.2. Form of Payment.
     (a) Cash Payment. All payments under the Plan shall be made in cash.
     (b) Lump sums; installments.
     (i) Except as provided at (ii) immediately below, all distributions under the Plan shall be made in the form of a lump sum payment.
     (ii) A Participant who Separates from Service (other than by reason of death or for cause (as determined by the Administrator)) upon or after attaining age 55 may elect, in accordance with this Section 6.2(b)(ii), to have amounts distributable under Section 6.1 paid either as a lump sum or in annual installments over a period of not more than ten years. In the absence of a proper advance election to have such amounts paid in installments, amounts distributable under Section 6.1 shall be paid as a lump sum. With respect to amounts deferred for any Plan Year beginning on or after January 1, 2005 and prior to January 1, 2009, any election by a Participant to have amounts distributable under Section 6.1 paid in installments (an “installment election”) must be delivered to the Administrator, in a form acceptable to the Administrator, not later than the earlier of the date prescribed by the Administrator or the latest date permissible under transition relief promulgated by the Internal Revenue Service under Section 409A. With respect to amounts deferred for any Plan Year beginning on or after January 1, 2009, any election by a Participant to have amounts distributable under Section 6.1 paid in installments (an “installment election”) must be delivered to the Administrator, in a form acceptable to the Administrator, not later than the “applicable election deadline” for such Plan Year (as defined in Section 3.1). A Participant may subsequently elect to change his or her prior election to have amounts distributable under Section 6.1 paid in a lump sum or in annual installments, as the case may be, but only if such change (i) shall not take effect for at least twelve (12) months after the date on which the subsequent election is made; (ii) is made at least twelve (12) months prior to the date on which the first payment was scheduled to be made (“prior election payment date”); and (iii)

results in a new payment date that is delayed by at least five (5) years, as measured from the prior election payment date. Any such change of the time of commencement of payment shall be made in the manner specified by the Administrator.
     (iii) Where an Account is payable in installments, the amount of each installment shall be determined by dividing the vested portion of the Account (as adjusted through the date of such installment distribution) by the number of installments remaining to be paid. The Administrator may, in its sole discretion, require that, at the time payment of a Participant’s Account for which an installment election is made is scheduled to commence under Article 5, the total balance in all such Participant’s Accounts must exceed, together with any other amounts payable to a Participant pursuant to any other nonqualified deferred compensation plan of the Company (and all other all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treas. Regs. § 1.409A-1(h)(3)) that is an account balance plan described in Treas. Regs. § 1.409A-1(c)(2)(i)(A) or § 1.409A-1(c)(2)(i)(B), the dollar amount in effect under Code section 402(g)(1)(B). For the avoidance of doubt, any installments payable hereunder shall be treated as a single payment pursuant to Treas. Regs. § 1.409A-2(b)(2)(iii).
     (c) Employer’s Obligation. All payments under the Plan not made from a trust or account described in Section 4.3 above shall be made by the Employer.
     6.3. Death Benefits. Notwithstanding any other provision of the Plan, if a Participant dies before distribution of his or her Account has occurred or (if payable in installments) has been completed, the entire value of the Participant’s vested Account shall be paid, as soon as practicable following the Participant’s death, in a lump sum to the Participant’s Beneficiary or Beneficiaries.

Article 7. Beneficiaries; Participant Data
     7.1. Designation of Beneficiaries. Subject to such rules and limitations as the Administrator may prescribe, each Participant from time to time may designate one or more persons (including a trust) to receive benefits payable with respect to the Participant under the Plan upon or after the Participant’s death, and may change such designation at any time. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Administrator, and will be effective only when filed in writing with the Administrator during the Participant’s lifetime.
     In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary there is no living Beneficiary validly named by the Participant, the Administrator shall cause such benefit to be paid to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Administrator may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator.
     7.2. Available Information; Missing Persons. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Administrator’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. A benefit shall be deemed forfeited if, after diligent effort, the Administrator is unable to locate the Participant or Beneficiary to whom payment is due; provided, however, that the Administrator shall have the authority (but not the obligation) to reinstate such benefit upon the later discovery of a proper payee for such benefit, but solely to the extent permitted under Section 409A. Mailing of a notice in writing, by certified or registered mail, to the last known address of the Participant and the Beneficiaries (if the addresses of such Beneficiaries are known to the Administrator) shall be considered a diligent effort for this purpose. The Administrator shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If a benefit payable to an un-located Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Administrator, the Company, nor the Employer shall be liable to any person for any payment made in accordance with such law.

Article 8. Administration
     8.1. Administrative Authority. Except as otherwise specifically provided herein, the Plan shall be administered by the Administrator. The Administrator shall have full discretionary authority to construe and administer the terms of the Plan and its actions under the Plan shall be binding on all persons. Without limiting the foregoing, the Administrator shall have full discretionary authority, consistent with the requirements of Section 409A of the Code, to:
     (a) Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.
     (b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.
     (c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.
     (d) Make determinations with respect to the eligibility of any person to participate in the Plan or derive benefits hereunder and make determinations concerning the crediting and adjustment of Accounts.
     (e) Appoint such persons or firms, or otherwise act to obtain such advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Administrator shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons.
     8.2. Litigation. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.
     8.3. Claims Procedure. The Administrator shall establish claims procedures under the Plan consistent with the requirements of Section 503 of ERISA.

Article 9. Amendment
     9.1. Right to Amend. The Administrator, by written instrument executed by a duly authorized representative, shall have the right to amend the Plan, at any time and with respect to any provisions hereof; provided, however, that no such amendment shall materially or adversely affect the rights of any Participant with respect to Elective Deferrals and Employer Credits already made under the Plan as of the date of such amendment, except as permitted under Section 409A.
     9.2. Amendments to Ensure Proper Characterization of Plan. The Plan, as it applies to Employees, is intended to be an unfunded “top-hat” plan under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and therefore participation in the Plan by Employees shall be limited to Employees who (i) qualify for inclusion in a “select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA and (ii) are designated by the Company as being eligible to participate. If the Administrator determines that a Participant no longer qualifies as being a member of a select group of management or highly compensated employees, then the compensation deferral elections made by such Participant in accordance with the provisions of the Plan will continue for the remainder of the Plan Year. However, no additional amounts shall be deferred and credited to the Account of such individual under the Plan for any future Plan Year until such time as the individual is again determined to be eligible to participate in the Plan and makes a new election under the provisions of the Plan; except that all prior amounts credited to the Account of such individual shall continue to be adjusted for earnings or losses pursuant to the other provisions of the Plan until fully distributed.

Article 10. Termination
     10.1. Right of the Company to Terminate or Suspend Plan. The Company reserves the right at any time to terminate the Plan or to suspend the operation of the Plan for a fixed or indeterminate period of time, by action of the Administrator. In the event of a suspension of the Plan, the Administrator shall continue all aspects of the Plan, other than any elections to make Elective Deferrals that have not yet become irrevocable pursuant to Section 3.1(a) and Employer Credits, during the period of the suspension, in which event accounts as they then exist shall continue to be credited in accordance with respect to Article 3 and payments hereunder will continue to be made during the period of the suspension in accordance with Articles 5 and 6.
     10.2. Allocation and Distribution. This Section 10.2 shall become operative on a complete termination of the Plan. The provisions of this Section 10.2 shall also become operative in the event of a partial termination of the Plan, as determined by the Administrator, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, no persons who were not theretofore Participants shall be eligible to become Participants. Each Participant’s Accounts as they then exist will be maintained, credited and paid pursuant to the provisions of this Plan and the Participant’s elections. Notwithstanding the foregoing, the Company may provide for the accelerated distribution of all accounts upon termination of the Plan as a whole or with respect to any Participant or group of Participants, but only to the extent the Company determines this to be permissible under Section 409A.

Article 11. Miscellaneous
     11.1. Limitation on Liability of Employer. The Employer’s sole liability under the Plan shall be to pay benefits under the Plan as expressly set forth herein and subject to the terms hereof. Subject to the preceding sentence, neither the establishment or administration of the Plan, nor any modification nor the termination or suspension of the Plan, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan, nor any other action taken by the Employer or the Administrator with respect to the Plan shall be construed as giving to any Participant, any Beneficiary or any other person any legal or equitable right against the Administrator, the Employer, or any officer or employer thereof. Without limiting the foregoing, neither the Administrator nor the Employer in any way guarantees any Participant’s or Beneficiary’s Account from loss or decline for any reason.
     11.2. Construction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the illegal or void provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or void provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the Commonwealth of Massachusetts shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer, nor shall any loss or claimed loss of present or future benefits, whether accrued or unaccrued, constitute an element of damages in any claim brought in connection with a Participant’s Separation from Service.
     No provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.
     11.3. Taxes. Notwithstanding any other provision of the Plan, all distributions and withdrawals hereunder shall be subject to reduction for applicable income tax withholding and other legally or contractually required withholdings. To the extent amounts credited under the

Plan are includible in “wages” for purposes of Chapter 21 of the Code, or are otherwise includible in taxable income, prior to distribution or withdrawal the Employer may deduct the required withholding with respect to such wages or income from compensation currently payable to the Participant or the Administrator may reduce the Participant’s Accounts hereunder or require the Participant to make other arrangements satisfactory to the Administrator for the satisfaction of the Employer’s withholding obligations. If at any time this Plan is found to fail to meet the requirements of Section 409A, the Administrator may distribute the amount required to be included in the Participant’s income as a result of such failure. Any amount distributed under the immediately preceding sentence will be charged against amounts owed to the Participant hereunder and offset against future payments hereunder. For the avoidance of doubt, the Participant will have no discretion, and will have no direct or indirect election, as to whether a payment will be accelerated under this Section 11.3.
     11.4. Section 409A Transition Relief. The Company may, by action of the Administrator, authorize changes to time and form of payment elections made under the Plan to the extent consistent with the transition rules, and during the transition relief period, provided under Section 409A and guidance issued thereunder by the Internal Revenue Service.
     11.5. Spendthrift Provision. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Nothing herein shall be construed as limiting the Employer’s right to cause its obligations hereunder to be assumed by a successor to all or a portion of its business or assets.

     IN WITNESS WHEREOF, the Employer has caused the Plan to be executed and its seal to be affixed hereto, effective as of the 1st day of January, 2008.

ATTEST/WITNESS

/s/ Camillo Davis		THE TJX COMPANIES, INC

Print Name:	Camillo Davis

		By:	/s/ Gregory R. Flores	(SEAL)

Print Name: Gregory R. Flores

		Date:	December 18, 2008

		By:	/s/ Jeffrey G. Naylor

Print Name: Jeffrey G. Naylor

		Date:	December 18, 2008

EXHIBIT A
Definition of “Change of Control”
“Change of Control” shall mean the occurrence of any one of the following events:
     (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or in any other filing under the Exchange Act; provided, however, that if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring control, a transaction shall not be deemed to be a Change of Control as to a Participant unless the Committee shall otherwise determine prior to such occurrence; or
     (b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company’s Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company’s Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control as to a Participant if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or
     (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company’s Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company’s Board of Directors; or
     (d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control as to a Participant if, immediately after such transaction, the Participant or any Participant Related Party shall own equity securities of any surviving corporation (“Surviving Entity”) having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by the Participant and any Participant Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).
In addition, for purposes of this Exhibit A the following terms have the meanings set forth below:
     “Common Stock” shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.
     A Person shall be deemed to be the “owner” of any Common Stock:
     (i) of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “Commission”) under the Exchange Act, as in effect on March 1, 1989; or
     (ii) of which such Person would be the “beneficial owner” for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or
     (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.
     “Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.
A “Participant Related Party” shall mean, with respect to a Participant, any affiliate or associate of the Participant other than the Company or a Subsidiary of the Company. The terms “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term “registrant” in the definition of “associate” meaning, in this case, the Company).
     “Subsidiary” shall mean any corporation or other entity (other than the Company) in an unbroken chain beginning with the Company if each of the entities (other than the last entity in the unbroken chain) owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or other entities in the chain.
     “Committee” shall mean the Executive Compensation Committee of the Board of Directors of the Company.
     “Company” shall mean The TJX Companies, Inc.
     Initially capitalized terms not defined above shall have the meanings assigned to those terms in Article I of the Plan.